Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Ashley Johnson, Media Relations                Joe Taylor, Investor Relations
(800) 775-7290                        (972) 770-9040

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (Oct. 29, 2015) - The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.32 per share on the common stock of the company, representing a 14 percent increase over the prior year. The dividend will be payable Dec. 24, 2015 to shareholders of record as of Dec. 4, 2015.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal first quarter ended Sept. 23, 2015, Brinker owned, operated or franchised 1,632 restaurants under the names Chili's® Grill & Bar (1,583 restaurants) and Maggiano's Little Italy® (49 restaurants).

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